Exhibit 99.2



                FACTORY 2-U STORES, INC. RECEIVES COURT APPROVAL
                              FOR FIRST-DAY MOTIONS

             Court Approves Debtor-in-Possession Financing Facility
          On Interim Basis; Final Approval Expected on February 2, 2004

       Company Receives Court Authorization to Continue Normal Operations, Including Payment for Post-Petition Goods and Services and Employee Wages


SAN DIEGO, CA, January 15, 2004 - FACTORY 2-U STORES, INC. (Nasdaq: FTUSQ) today announced that Judge Peter J. Walsh of the United States Bankruptcy Court in Wilmington, Delaware has approved the critical "first-day motions" that Factory 2-U made as part of its Chapter 11 filing on January 13, 2004. The first-day motions were filed as a proactive step to ensure that Factory 2-U is able to conduct normal business operations during the Chapter 11 process.

The Judge's orders include interim approval of the $45 million debtor-in-possession (DIP) financing facility that was committed by The CIT Group/Business Credit, Inc. and GB Retail Funding, LLC. Factory 2-U now has authorization to borrow up to $3 million if needed prior to the February 2, 2004 hearing at which the Court will be asked to give final approval for the full DIP facility. The Company intends to utilize this capital, in addition to cash flow from operations, to fulfill its business obligations during the Chapter 11 process and ensure that its stores are well stocked with quality merchandise that appeals to its customers.

Factory 2-U has received court authorization to pay suppliers and vendors in full and under normal conditions for all goods and services provided on or after the January 13, 2004 filing date. The Judge also approved Factory 2-U's request to continue to pay employees as usual, honor gift cards and layaway, and continue its refund policy.

Norman G. Plotkin, Chief Executive Officer of Factory 2-U, said, "Our reorganization proceeding is off to a very productive start. We are gratified that Judge Walsh has approved our critical first-day motions, which will enable us to maintain normal operations throughout the Chapter 11 process, including meeting important financial obligations to employees, vendors and suppliers. We will now turn our attention to implementing our plans to improve our financial and operational performance."


About Factory 2-U Stores, Inc.

Factory 2-U Stores, Inc. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, the inherent uncertainties of proceedings under Chapter 11 of the Bankruptcy Code, and other risks detailed in the Company's Securities and Exchange Commission filings.

                                      # # #

Contacts:
MEDIA ONLY

         Michael Freitag or Mark Semer
         Kekst and Company
         (212) 521-4800
INVESTORS

         Factory 2-U Investor Information
         (888) 201-9603

         or

         James K. White
         Kehoe, White & Co., Inc.
         (562) 437-0655